EXHIBIT 99.1

Brookline Bancorp, Inc. Announces Approval of Stock Repurchase Program

BOSTON, Dec. 06, 2018 (GLOBE NEWSWIRE) -- Brookline Bancorp, Inc. (the “Company”)(NASDAQ: BRKL), the bank holding company for Brookline Bank, Bank Rhode Island and First Ipswich Bank, today announced that the Board of Directors has approved a stock repurchase program for the Company.  The program authorizes the repurchase by the Company of up to $10 million of its total outstanding shares of common stock over a period of twelve months ending on December 31, 2019.  The shares may be repurchased from time to time in the open market or negotiated transactions at prevailing market rates in accordance with federal securities laws.

ABOUT BROOKLINE BANCORP, INC.

Brookline Bancorp, Inc. is a multi-bank holding company for Brookline Bank, First Ipswich Bank, and Bank Rhode Island and their subsidiaries. Headquartered in Boston, MA, the Company has $7.32 billion in assets and branches throughout Massachusetts and Rhode Island. As a commercially-focused financial institution, the Company, through its banks, offers a wide range of commercial, business and retail banking services, including a full complement of cash management products, on-line banking services, consumer and residential loans and investment services designed to meet the financial needs of small-to mid-sized businesses and retail customers. The Company also provides equipment financing through its Eastern Funding and Macrolease Corporation subsidiaries.

Contact:
Carl M. Carlson
Brookline Bancorp, Inc.
Chief Financial Officer
(617) 425-5331
ccarlson@brkl.com